Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	State of Incorporation

GlyEco Acquisition Corp #1	AZ
GlyEco Acquisition Corp #1	MN
GlyEco Acquisition Corp #2	AZ
GlyEco Acquisition Corp #2	IN
GlyEco Acquisition Corp #3	AZ
GlyEco Acquisition Corp #3	FL
GlyEco Acquisition Corp #4	AZ
GlyEco Acquisition Corp #4	NJ
GlyEco Acquisition Corp #5	AZ
GlyEco Acquisition Corp #5	SC
GlyEco Acquisition Corp #6	AZ
GlyEco Acquisition Corp #6	SD
GlyEco Acquisition Corp #7	AZ
GlyEco Acquisition Corp #7 WEBA Technology Corp. Recovery Solutions & Technologies, Inc.	MD WI AZ